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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 3, 2008
Juniper Content Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51240	20-2278320

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

521 Fifth Avenue, Suite 822, New York, New York		10175

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (212) 660-5930

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement
     Pursuant to the agreements consummated on November 3, 2008, and effective as of November 1, 2008, Firestone Communications, Inc. (“Firestone”), a wholly-owned subsidiary of Juniper Content Corporation (“Company”), consummated the transactions contemplated by a lease assignment and three-year sublease agreement (collectively, the “Lease Agreements”) and three-year services agreements (collectively, the “Services Agreements”) with Studios 121, Inc. (“S121”), an affiliate of Mr. Raymond K. Mason the Company’s Vice Chairman of the Board and largest shareholder, (collectively, the “Facility Transactions”). Pursuant to the Lease Agreements, Firestone assigned to S121 all of its rights to the existing lease for Firestone’s facility located in Fort Worth, Texas, which is owned by VKM III, LLC, an entity controlled by Mr. Mason. Thereafter, Firestone subleased from S121 approximately 3,650 square feet at the same location. The sublease calls for Firestone to pay lease payments to S121 of $8.00 per square foot for the first year of the sublease with maximum potential increase of 10% per year in the second and third years of the sublease. Pursuant to the Services Agreements, S121 agreed to provide certain uplink and master control management services to Firestone. In connection with the foregoing, the Company assigned its earth station license to S121, subject to approval by the Federal Communication Commission.
     Firestone and the Company also consummated the transactions contemplated by an Asset Exchange Agreement (“Asset Agreement”) with 12K, LLC (“12K”), an entity controlled by Mr. Mason. Pursuant to the Asset Agreement, Firestone transferred substantially all of the physical assets used in connection with Firestone’s operation of its Fort Worth, Texas facility to 12K in exchange for (i) the cancellation of the $2,998,678 principal amount promissory note (“Promissory Note”) held by 12K and (ii) $500,000 face amount of Senior 7% Convertible Series A Preferred Stock (“Preferred Stock”) of the Company (or 156.2 shares of Preferred Stock). The terms of the Preferred Stock are described in detail below in Item 3.02 and are incorporated by reference herein.
     The transactions will result in a substantial reduction of Firestone’s operating expenses associated with the facility, from the reduction of workforce, lease expenses and other operating expenses. The Company will withdraw from their Network Operations and Production Services businesses. Additionally, as the facility’s operations were not currently profitable, the economic benefit to the Company is even greater than the reduction in expenses described above. The cancellation of the Promissory Note will also result in the elimination of the $2,998,678 principal amount in related party debt and approximately $150,000 in annual interest expense in exchange for assets with a net book value of approximately $2.3 million at the end of September 2008 in addition to the $500,000 face value of Preferred Stock issued in connection with the transaction.
Item 2.01 Completion of Acquisition or Disposition of Assets
     See Item 1.01, which is incorporated by reference herein.
Item 2.05 Costs Associated with Exit or Disposal Activities
     See Item 1.01, which is incorporated by reference herein.
     Pursuant to the Facility Transactions, the Company withdrew from operating in its Network Operations and Production Services businesses through a series of transactions, as listed in Item 1.01.
Item 3.02 Unregistered Sales of Equity Securities

     Pursuant to the Asset Agreement, the Company issued 156.2 shares of Preferred Stock. As described below, the shares are initially convertible into 156,200 shares of the Company’s Common Stock.
     The Preferred Stock is convertible into shares of Common Stock at any time, in whole or in part, at a conversion price of $3.20 per share, subject to adjustment. Additionally, the Company can force the holders to convert if the Common Stock trades at $6.00 per share for any 20 out of 30 trading days and ends that period at $6.00. The Preferred Stock ranks senior to all other outstanding stock of the Company in right of dividend payments and liquidation. The Preferred Stock is entitled to cumulative dividends, compounded annually, at an annual rate of 7%, payable in cash or in additional shares of Preferred Stock, commencing January 1, 2010. Until such date, no dividends shall be paid and no dividends will accrue. The Preferred Stock will vote on an “as converted” basis with the Common Stock on all matters brought before the holders of the Common Stock as a single class. The holders of the Preferred Stock also have certain voting rights as previously described in the Company’s periodic reports. Upon the occurrence of certain liquidation events (such as a liquidation or sale of all or substantially all of the Company’s assets), the holders of the Preferred Stock are entitled to receive an amount equal to their initial purchase price for the Preferred Stock plus any accrued but unpaid dividends.
     The Preferred Stock was issued under Section 4(2) of the Securities Act of 1933, as amended, on a private placement basis.
Item 9.01 Financial Statements and Exhibits
     (b) Pro Forma Financial Information.
     The unaudited consolidated condensed pro forma financial information of the Company is attached hereto as Exhibit 99.1 and incorporated in its entirety herein by reference.
     (c) Exhibits.

4.1	Certificate of Designations, Preferences and Rights of Senior 7% Convertible Series A Preferred Stock (Included as Exhibit 4.1 to the Current Report on Form 8-K dated February 29, 2008 and filed with the SEC on March 3, 2008 and incorporated by reference herein)

99.1	Unaudited consolidated condensed pro forma financial information of the Company

99.2	Press release dated November 4, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2008	JUNIPER CONTENT CORPORATION
	By:	/s/ Stuart B. Rekant
Stuart B. Rekant
Chairman and Chief Executive Officer

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